Exhibit 99.1

For Immediate Release

Contact: Thomas F. Hoffman

(412) 831-4060

CONSOL Energy Announces Two-for-One Stock Split

PITTSBURGH (May 4, 2006) – CONSOL Energy Inc. (NYSE:CNX) announced today that its Board of Directors has approved a two-for-one split of the Company’s common stock effected in the form of a stock dividend.

The split will be effected by issuing to common stockholders of record one additional share of common stock for every share of common stock held as of the close of business on the record date of May 15, 2006. The company expects to distribute the additional shares on or about May 31, 2006. Any cash dividends declared by the Board of Directors in the future will be adjusted to reflect the two-for-one split.

“The action today reflects the Board’s confidence in our ability to grow the company and to continue to increase its value,” said J. Brett Harvey, president and chief executive officer. “The split will make our stock accessible to a wide variety of investors.”

The Company currently has approximately 91.6 million shares of common stock outstanding. As a result of the stock split, the number of shares of Company common stock outstanding will increase to approximately 183.2 million. CONSOL Energy Inc., through its subsidiaries, is the largest producer of high-Btu bituminous coal in the United States. CONSOL Energy has 17 bituminous coal mining complexes in six states. In addition, the company is a majority shareholder in one of the largest U.S. producers of coalbed methane, CNX Gas Corporation.

CONSOL Energy Inc. has annual revenues of $3.8 billion. The company was named one of America’s most admired companies in 2005 by Fortune magazine. It received the U.S. Department of the Interior’s Office of Surface Mining National Award for Excellence in Surface Mining for the company’s innovative reclamation practices in 2002 and 2003. Also in 2003, the company was listed in Information Week magazine’s “Information Week 500” list for its information technology operations. In 2002, the company received a U.S. Environmental Protection Agency Climate Protection Award. Additional information about the company can be found at its web site: www.consolenergy.com.